EXHIBIT 10.33
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “First Amendment”) is made this 18th day of February, 2008, by and between Alion Science and Technology Corporation, a Delaware corporation (the “Company”) and Stacy Mendler (the “Employee”).
WHEREAS, the Company and Employee entered into an Employment Agreement dated June 28, 2007 (the “Employment Agreement”); and
WHEREAS, the Company and Employee desire to amend the Employment Agreement by clarifying the provisions governing non competition.
NOW THEREFORE, in consideration of the foregoing recitals and mutual promises and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:
1. The first paragraph of Section 4.1 of the Employment Agreement shall be deleted and replaced with the following (with amended language noted in bold type):
4.1. Noncompetition. The Executive acknowledges and agrees that by virtue of her employment with the Company, she has or will have access to valuable proprietary information not known to the public that the Company possesses, including but not limited to, methods of operation, business strategies and plans, financial information, marketing materials, ideas, trade secrets, customer contacts and other customer information (“Proprietary Information”). The Executive further acknowledges and agrees that the Company has legitimate business interests in assuring that her unique knowledge of the Company, including but not limited to that knowledge regarding and relating to the foregoing information, is not disclosed or converted to the use of entities or individuals in competition with the Company. The Executive therefore agrees that during the Employment Period and for a period of one and one-half (1.5) years after the date of termination of the Executive’s employment with the Company without cause as set forth in Article 3.1(a) above, she will not, directly or indirectly, compete with the Company or its subsidiaries or affiliates by providing services or by being an officer, director, employee, consultant, agent, advisor, shareholder or owner to or of any other person, partnership, association, corporation, or other entity that is a “Competing Business,” except that she may have an ownership interest of up to two percent (2%) of a Competing Business which is a public company. As used herein, a “Competing Business” is any business whose activities relate to the products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or its subsidiaries or affiliates, and for which the Executive has the responsibility to plan, develop, manage, market, or oversee, or had any such responsibility within the Executive’s most recent twenty-four (24) months of employment with the Company. Following termination of employment, the Executive may request in writing an exception to the foregoing provision from the Company for prospective employment, which exception will be granted if the Company, in its sole discretion, determines that such prospective employment will not unduly or materially compete with or otherwise interfere with the business of the Company.
2. Other Terms. All other terms and conditions of the Employment Agreement shall remain the same.
IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the effective date first described above.

EXECUTIVE:

/s/Stacy Mendler
Stacy Mendler

ALION SCIENCE AND TECHNOLOGY CORPORATION:

/s/Bahman Atefi
Bahman Atefi